EXHIBIT 21

INDEPENDENT BANK CORPORATION
Subsidiaries of the Registrant

State of Incorporation
IBC Capital Finance III
Ionia, Michigan	Delaware
IBC Capital Finance IV
Ionia, Michigan	Delaware
Midwest Guaranty Trust I
Ionia, Michigan	Delaware
Independent Bank
Ionia, Michigan	Michigan
IBC Financial Services, Inc., Grand Rapids, Michigan
(a subsidiary of Independent Bank)	Michigan
Independent Title Services, Inc., Grand Rapids, Michigan
(a subsidiary of Independent Bank)	Michigan
Mepco Finance Corporation ("Mepco"), Chicago, Illinois
(a subsidiary of Independent Bank)	Michigan
Mepco Acceptance Corp., Chicago, Illinois
(a subsidiary of Mepco)	California
Independent Life Insurance Trust, Ionia, Michigan
(a subsidiary of Independent Bank)	Michigan

Note: Table excludes insignificant subsidiaries, such as single-member limited liability companies formed solely to hold other real estate.

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